ITEM 11 (A)(1) EXHIBIT TO FORM N-CSR


                          MASON STREET FUNDS, INC. AND
                      NORTHWESTERN MUTUAL SERIES FUND, INC.
                  CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS



COVERED OFFICERS/PURPOSE OF THE CODE
This code of ethics ("Code") for Mason Street Funds, Inc. and Northwestern Mutual Series Fund, Inc. (collectively, the "Funds") applies to the Funds' Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

   o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
   o full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submit to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Funds;
   o  compliance with applicable laws and governmental rules and regulations;
   o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
   o  accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.


COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF
INTEREST

OVERVIEW
A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Funds.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as "affiliated persons" of the Funds. The compliance programs and procedures for the Funds and the Funds' investment adviser, Mason Street Advisors, LLC ("MSA") are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and MSA and/or the Funds and the Funds' administrator, The Northwestern Mutual Life Insurance Company ("Northwestern Mutual"), of which the Covered Officers are also officers, directors, or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions that will have different effects on MSA, Northwestern Mutual and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationships between these parties and is consistent with the performance by the Covered Officers of their duties as officers of

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the Funds. Thus, if performed in conformity with the provisions of the
Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

Each Covered Officer must:

o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;
o not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Funds.

There are some situations that, depending upon the circumstances, have the potential to create a conflict of interest for the Covered Officer. Examples of these situations may include(1):

o  service as a director on the board of any public or private company;
o  the receipt of any gift of more than nominal value;
o the receipt of any entertainment from any company with which the Funds has current or prospective business dealings unless such entertainment is business-related, is not lavish, appropriate as to time and place, and not so frequent as to raise any question of impropriety;
o any ownership interest in, or any consulting, employment or director relationship with, any of the Funds' service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;
o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership, or holding Fund shares.

Questions regarding whether a particular situation may potentially create a conflict of interest for the Covered Officer prohibited under this Code or otherwise may be discussed with the Funds' Compliance Officer and/or the Law Department of Northwestern Mutual ("Law Department"), which provides legal services to the Funds.

DISCLOSURE AND COMPLIANCE

   o each Covered Officer should familiarize himself/herself with the disclosure requirements generally applicable to the Funds;
   o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds' directors and auditors, and to governmental regulators and self-regulatory organizations;
   o each Covered Officer should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and
   o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

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(1) Any activity or relationship that would present a conflict for a Covered
Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer's family engages in such an activity or has such a relationship.

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REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

   o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer) and annually thereafter, affirm in writing to the Board of Directors of the Funds ("Board") that he has received, read, understood and has complied with the requirements of the Code (see Acknowledgement Form at Appendix B);
   o report at least annually any affiliations or other relationships related to conflicts of interest;
   o notify the Funds' Compliance Officer promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code; and
   o not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations of this Code, any other code applicable to Fund personnel or law that are made in good faith.


The Funds' Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.(2) However, any approvals or waivers(3) sought by the Principal Executive Officer will be considered by the Audit Committee of the Board (the "Committee").

The Funds will follow these procedures in investigating and enforcing this Code:

o the Funds' Compliance Officer will take all appropriate action to investigate any potential violations reported to him;
o if, after such investigation, the Funds' Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;
o any matter that the Funds' Compliance Officer believes is a violation will be reported to the Committee;
o if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of Northwestern Mutual, MSA, or their respective boards; or a recommendation to dismiss the Covered Officer;
o  the Committee will be responsible for granting waivers, as appropriate;
   and
o any changes to or waivers (including implicit waivers(4)) of this Code will, to the extent required, be disclosed as provided by SEC rules.


OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Funds for purposes of
Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, Northwestern Mutual, MSA, the Funds' principal underwriter, or other service providers govern the behavior or activities of the Covered Officers who are subject to this Code, such other policies and procedures continue to be applicable to such Covered Officers. The Funds' and their investment adviser's and principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act and the adviser's more detailed policies and procedures set forth in

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(2) The Funds' Compliance Officer is authorized to consult, as appropriate, with
Northwestern Mutual's Law Department and/or the chair of the Funds' Audit Committee and is encouraged to do so.
(3) Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics."
(4) Item 2 of Form N-CSR defines "implicit waiver" as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer...of the registrant."

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MSA's Policies and Procedures Manual are separate requirements applying to the
Covered Officers and others, and are not part of this Code.


AMENDMENTS

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.


CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than (i) the Funds' Board or appropriate officers or
(ii) appropriate employees, officers or directors of Northwestern Mutual or MSA.


INTERNAL USE

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion.

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Exhibit A


PERSONS COVERED BY THIS CODE OF ETHICS:

Mark G. Doll
   o President of Mason Street Funds, Inc. and Northwestern Mutual Series Fund, Inc. (Principal Executive Officer)

Walter M. Givler
   o Vice President, Chief Financial Officer and Treasurer of Mason Street Funds, Inc. and Northwestern Mutual Series Fund, Inc. (Principal Financial Officer)

Barbara E. Courtney
   o Controller of Mason Street Funds, Inc. and Northwestern Mutual Series Fund, Inc. (Principal Accounting Officer)

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Exhibit B


                          MASON STREET FUNDS, INC. AND
                      NORTHWESTERN MUTUAL SERIES FUND, INC.
                  CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

                              ACKNOWLEDGEMENT FORM


I hereby acknowledge receipt of a copy of the Code of Ethics for Principal Executive and Senior Financial Officers for Mason Street Funds, Inc. and Northwestern Mutual Series Fund, Inc. (the "Code"), which I have read and understood. I have and will comply fully with all provisions of the Code to the extent they apply to me during the period of my employment or association with the Funds.

I further understand and acknowledge that any violation of the Code may subject me to disciplinary action, up to and including termination of employment or association.


Print Name
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